Exhibit 10.8
AMENDMENT NO. 2 TO THE LIFEPOINT HOSPITALS, INC.
1998 LONG-TERM INCENTIVE PLAN
     This Amendment to the LifePoint Hospitals, Inc. 1998 Long-Term Incentive Plan (the “Plan”) is made on this 10th day of December, 2008.
     WHEREAS, LifePoint Hospitals, Inc. (the “Company”) established the Plan in order to provide a proprietary interest in the Company through stock ownership and other rights;
     WHEREAS, Section 15.3 of the Plan provides that the board of directors of the Company may amend the Plan; and
     WHEREAS, the Company desires to amend the Plan in order to comply with Section 409A of the Internal Revenue Code of 1986;
     NOW, THEREFORE, the Plan is hereby amended by the addition of the following, effective January 1, 2009:
1. Notwithstanding the applicable provisions of this Plan regarding timing of distribution of payments, the following special rules shall apply in order for this Plan to comply with section 409A of the Code: (i) to the extent any distribution is to a “specified employee” (as defined under section 409A of the Code) and to the extent such applicable provisions of section 409A of the Code and the regulations thereunder require a delay of such distributions by a six-month period after the date of such Employee’s separation from service with the Company, no such distribution shall be made prior to the date that is six months after the date of the Employee’s separation from service with the Company, and (ii) any such delayed payments shall be paid to the Employee in a single lump sum within five business days after the end of the six-month delay.
2. Notwithstanding anything herein to the contrary in this Agreement, to the extent that any benefit under this Agreement is payable upon an event involving an Employee’s cessation of services, such payment(s) shall not be made unless such event constitutes a “Separation from Service” pursuant to the default definition in section 1.409A-1(h) of the U.S. Treasury Regulations.
3. Notwithstanding anything herein to the contrary, payments of Performance Awards shall be made as soon as administratively feasible following the end of the performance period (the “payment date”), but in any event shall be paid no later than the later of (i) the end of the calendar year that includes the payment date or (ii) the date that is 2 1/2 months after the payment date. For these purposes, in the event a payment is subject to a six-month delay to comply with Section 409A of the Code, the payment date shall be considered the end of the six-month delay.
4. To the extent of any compliance issues under Internal Revenue Code Section 409A, the Plan shall be construed in such a manner so as to comply with the requirements of such provision so as to avoid any adverse tax consequences to the Employee.

     IN WITNESS WHEREOF, the undersigned officer of the Company has executed this Amendment on the date first written above.

LIFEPOINT HOSPITALS, INC.
By:	/s/ John P. Bumpus
	Its:	Executive Vice President and Chief Administrative Officer